Exhibit 99.1

Press Release

TNS, Inc. Announces Second Quarter 2005 Financial Results

- Q2 2005 Record Revenues of $65.4 Million and Adjusted EPS of $0.25 -

RESTON, Va. – July 26, 2005 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported second quarter 2005 results.

Total revenue for the second quarter of 2005 increased 7.2% to a record $65.4 million from second quarter 2004 revenues of $60.9 million. Gross margin in the second quarter 2005 of 52.6% increased 40 basis points from second quarter 2004 gross margin of 52.2%.

Second quarter 2005 GAAP net income attributable to common stockholders was $0.3 million, or $0.01 per share, versus second quarter 2004 GAAP net income of $1.5 million, or $0.05 per share. Included in selling, general and administrative expenses (SG&A) for the second quarter of 2005 is a pre-tax benefit to earnings of $1.2 million, comprised of a $1.5 million benefit from a state sales tax liability settlement and a $0.3 million charge related to severance paid to a former executive. Excluding the $1.2 million pre-tax benefit, GAAP net loss for the second quarter of 2005 was $(0.4) million, or $(0.02) per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the second quarter 2005 was $17.9 million or $16.7 million excluding the $1.2 million pre-tax SG&A benefit, versus second quarter 2004 EBITDA before stock compensation expense of $15.9 million. Adjusted earnings for the second quarter 2005 were $6.2 million, or $0.25 per share. Excluding the $1.2 million pre-tax SG&A benefit, adjusted earnings for the second quarter of 2005 decreased 7.6% to $5.5 million or $0.23 per share from second quarter 2004 adjusted earnings of $6.0 million or $0.22 per share. The 7.6% decrease was due primarily to higher interest expense associated with our recently completed stock repurchase. (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures. See “Financial Measures” below for a discussion of these metrics.)

As previously announced, the Company won the following customer contracts:

•      A three-year contract with First Data Iberica, First Data’s (NYSE: FDC) subsidiary for Spain and Portugal, to act as sole provider of dial-up connectivity in Spain.

•      An agreement to connect London-based international brokerage firm CF Global Trading’s three offices in London, Hong Kong and New York via the launch of its wide area IP network (WAN).

•      Contracts with Town and Country Food Stores and Royal Farms to provide data communications to more than 250 of their convenience stores through FusionPoint by TNS.

•      A three-year contract with the Warsaw Stock Exchange to transport data between the exchange and its members using TNS’ Secure Trading Extranet, expanding TNS’ operations into Poland.

As previously announced, TNS completed the repurchase of 6,263,435 shares of common stock at a price of $18.50 per share, including 6,000,000 shares tendered by GTCR Golder Rauner L.L.C. and its affiliated investment funds, representing approximately 22.3% of the Company’s outstanding shares of common stock. TNS financed the stock repurchase and refinanced its existing debt by borrowing approximately $168 million under its amended and restated senior secured credit facility.

Jack McDonnell, Chairman and CEO, commented, “TNS’ second quarter performance was strong, demonstrating continued execution of our plan to build market share in our divisions. We again achieved the high end of our guidance range through continued growth in our international and financial divisions and faster than expected migrations of new customer traffic in our telecommunications division. Additionally, we added to our product capability and extended our market reach in our POS division through the FusionPoint acquisition and new customer wins. We accomplished all of this while simultaneously completing a major stock repurchase for the benefit of our shareholders. In the second half of the year, we remain focused on leveraging our key strengths in technology and customer service to drive growth in each of our divisions and to increase earnings contribution.”

Financial Review:

•      Second quarter 2005 total revenue increased 7.2% to a record $65.4 million from second quarter 2004 revenue of $60.9 million. Included in revenue are the following components:

•      Revenue from the International Services Division increased 35.3% to $24.3 million from second quarter 2004 revenue of $18.0 million. ISD revenue sharply increased through higher volumes from POS customers mainly in the UK, Central Europe and Australia.

•      Revenue from the Financial Services Division increased 25.5% to $7.7 million from second quarter 2004 revenue of $6.2 million through continued growth in the number of customer connections, both physical and logical, particularly to ECNs and exchanges.

•      Revenue from the Telecommunication Services Division increased 36.1% to $11.2 million from second quarter 2004 revenue of $8.2 million due primarily to faster than expected migrations of new customer traffic.

•      Revenue from the POS Division decreased 22.6% to $22.1 million on 1.48 billion transactions from $28.6 million in second quarter 2004 on 1.86 billion transactions. The decrease in second quarter 2005 POS Division revenue is primarily due to lower transaction volumes, and to a lesser extent, anticipated declines in revenues as a result of negotiated price reductions relating to the renewal of certain contracts.

•      Second quarter 2005 gross margin of 52.6% increased 40 basis points from second quarter 2004. This margin improvement reflects increased contribution from ISD, FSD and TSD as well as continued network cost improvements.

Total revenue for the first six months of 2005 increased 6.1% to $128.5 million from first half 2004 revenues of $121.1 million. Gross margin in the first half of 2005 of 52.4% increased 180 basis points from first half 2004 gross margin of 50.6%. First half 2005 GAAP net income attributable to common stockholders was $1.7 million, or $0.06 per share, versus a first half 2004 GAAP net loss of $(3.6) million, or $(0.17) per share. EBITDA before stock compensation expense for the first half of 2005 increased 10.9% to $34.3 million from first half 2004 EBITDA before stock compensation expense of $31.0 million. Adjusted earnings for the first half of 2005 increased 14.7% to $12.5 million, or $0.47 per share, from first half 2004 adjusted earnings of $10.9 million, or $0.52 per share.

Outlook:

For the Fiscal Year 2005, we anticipate:

•      Total revenue growth of 7-9% to $267.0-$272.0 million for the year ended December 31, 2005 versus $249.1 million for the year ended December 31, 2004.

•      Adjusted earnings growth of 0-4% to $25.5-$26.5 million for the year ended December 31, 2005 versus $25.4 million for the year ended December 31, 2004, which reflects the impact of the stock repurchase.

For the Third Quarter of 2005, we anticipate:

•      Total revenue of $68.5-$69.5 million for the third quarter of 2005 versus $64.6 million for the third quarter of 2004.

•      Adjusted earnings of $5.9-$6.3 million for the third quarter of 2005 versus $6.8 million for the third quarter of 2004, which reflects the impact of the stock repurchase.

Henry Graham, Executive Vice President and CFO, commented, “TNS’ international, financial and telecommunications services divisions revenues increased 34% to 66% of our total revenue, with our international services division now being our largest contributor. This strong performance helped us achieve the higher end of our second quarter guidance range, excluding the $1.2 million pre-tax SG&A benefit, in spite of the higher interest expense associated with our stock repurchase. Looking into the second half of the year, we remain confident that there are substantial opportunities available to us in each of our divisions, and that we can execute to achieve our objectives. We have adjusted our 2005 outlook for adjusted earnings and per share amounts to reflect higher interest expense and a lower share count resulting from the stock repurchase; our revenue outlook remains unchanged. We anticipate the stock repurchase to be accretive to adjusted earnings per share this fiscal year.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax-effected at a 38% rate. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss second quarter 2005 results on Tuesday, July 26, 2005 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 617-614-3944, passcode # 28068205. The call is also being webcast and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com. For those who cannot listen to the live broadcast, a replay of the call will be available from July 26, 2005 at 7:00 p.m. Eastern Time through August 26, 2005, and can be accessed by dialing 617-801-6888, passcode 7990578.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate future acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K filed with the SEC on March 31, 2005. In addition, the statements in this press release are made as of July 26, 2005. The Company expects that subsequent events or developments will cause its views to change. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to July 26, 2005.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenues	$65,354	$60,940	$128,486	$121,096
Operating expenses:
Cost of network services	30,966	29,133	61,196	59,825
Engineering and development	4,034	3,494	7,940	6,932
Selling, general, and administrative(1)	12,957	12,806	26,051	23,825
Depreciation and amortization of property and equipment	4,964	4,950	9,827	9,756
Amortization of intangible assets	7,249	6,196	13,514	14,705
Total operating expenses	60,170	56,579	118,528	115,043
Income from operations	5,184	4,361	9,958	6,053
Interest expense	(3,228)	(1,004)	(4,039)	(5,437)
Interest income and other (expense) income	(60)	(218)	(248)	(82)
Income before income taxes and equity in net loss of unconsolidated affiliates	1,896	3,139	5,671	534
Income tax provision	(929)	(1,612)	(2,834)	(630)
Equity in net loss of unconsolidated affiliates	(716)	(61)	(1,132)	(98)
Net income (loss)	251	1,466	1,705	(194)
Dividends on preferred stock	—	—	—	(3,428)
Net income (loss) attributable to common stockholders	$251	$1,466	$1,705	$(3,622)

Basic net income (loss) per common share(1)	$0.01	$0.05	$0.07	$(0.17)

Diluted net income (loss) per common share(1)	$0.01	$0.05	$0.06	$(0.17)

Basic weighted average common shares outstanding(2)(3)(4)	24,157,435	26,778,520	26,072,053	20,842,355

Diluted weighted average common shares outstanding(2)(3)(4)	24,529,448	27,206,244	26,445,417	20,842,355

(1)   Included in selling, general and administrative expenses (SG&A) for the second quarter of 2005 is a pre-tax benefit to earnings of $1.2 million, comprised of a $1.5 million benefit from a state sales tax liability settlement and a $0.3 million charge related to severance paid to a former executive. Excluding the $1.2 million pre-tax benefit, GAAP net loss for the second quarter of 2005 was $(0.4) million, or $(0.02) per share

(2)   The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004. In connection with the IPO, the Company converted its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,711 shares of common stock.

(3)   The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004. On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.

(4)   The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 4, 2005. As of June 30, 2005, TNS had 21,834,326 common shares outstanding.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$19,689	$19,788
Accounts receivable, net	46,213	47,896
Other current assets	12,009	9,349
Total current assets	77,911	77,033
Property and equipment, net	49,844	50,587
Goodwill and identifiable intangible assets, net	200,110	210,594
Other assets	19,226	18,198
Total assets	$347,091	$356,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,650	$9,000
Accounts payable, accrued expenses and other current liabilities	42,616	43,528
Deferred revenue	10,714	14,419
Total current liabilities	54,980	66,947
Long-term debt, net of current portion	162,938	42,000
Other liabilities	3,008	4,967
Total liabilities	220,926	113,914

Total stockholders’ equity	126,165	242,498
Total liabilities and stockholders’ equity	$347,091	$356,412

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net income (loss)	$251	$1,466	$1,705	$(194)
Non-cash and working capital items	7,588	13,026	21,279	19,776
Net cash provided by operating activities:	7,839	14,492	22,984	19,582
Purchases of property and equipment	(6,075)	(5,084)	(10,211)	(8,204)
Purchase of Synapse Assets	—	(6,077)	—	(6,077)
Purchase of vending assets	—	(3,748)	—	(3,748)
Purchase of FusionPoint assets	(3,501)	—	(3,501)	—
Investments in affiliated entities	—	(100)	(2,802)	(100)
Net cash used in investing activities:	(9,576)	(15,009)	(16,514)	(18,129)
Proceeds from issuance of long-term debt, net	165,188	5,500	165,188	84,531
Payment of long-term debt financing costs	—	—	(75)	—
Repayment of long-term debt	(51,328)	(2,750)	(54,328)	(155,896)
Payment of dividend on preferred stock	—	—	—	(173)
Proceeds from stock option exercises	422	12	436	16
Purchase and retirement of common stock, inclusive of fees	(116,869)	—	(116,869)	—
Purchase of treasury stock	(6)	—	(468)	—
Net proceeds from issuance of common stock	—	(82)	—	71,516
Net cash used in financing activities:	(2,593)	2,680	(6,116)	(6)
Effect of exchange rates on cash and cash equivalents	(542)	(667)	(453)	(108)
Net decrease in cash and cash equivalents	(4,872)	1,496	(99)	1,339
Cash and cash equivalents, beginning of period	24,561	10,917	19,788	11,074
Cash and cash equivalents, end of period	$19,689	$12,413	$19,689	$12,413

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
EBITDA before stock compensation expense:
Income from operations (GAAP)	$5,184	$4,361	$9,958	$6,053
Add back the following items:
Depreciation and amortization of property and equipment	4,964	4,950	9,827	9,756
Amortization of intangible assets	7,249	6,196	13,514	14,705
Stock compensation expense	544	362	1,033	438
EBITDA before stock compensation expense(5)	$17,941	$15,869	$34,332	$30,952

Adjusted Earnings:
Income before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$1,896	$3,139	$5,671	$534
Add back the following items:
Equity in net loss of unconsolidated affiliates	(716)	(61)	(1,132)	(98)
Amortization of intangible assets	7,249	6,196	13,514	14,705
Other debt-related costs (4)	1,095	—	1,095	2,022
Stock compensation expense	544	362	1,033	438
Adjusted earnings before income taxes	10,068	9,636	20,181	17,601
Income tax provision at 38%	3,826	3,662	7,669	6,688
Adjusted earnings(6)	$6,242	$5,974	$12,512	$10,913

Weighted average common shares – diluted(1)(2)(3)	24,529,448	27,206,244	26,445,417	21,090,557

Adjusted earnings per common share – diluted(6)	$0.25	$0.22	$0.47	$0.52

(1)   The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004. In connection with the IPO, the Company converted its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,711 shares of common stock.

(2)   The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004. On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.

(3)   The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 4, 2005. As of June 30, 2005, TNS had 21,834,326 common shares outstanding.

(4)   Represents the non-cash write-off of debt issuance costs associated with the early payoff of term debt in May 2005 and March 2004, respectively.

(5)   Excluding the $1.2 million pre-tax SG&A benefit, EBITDA before stock compensation expense for the second quarter of 2005 was $16.7 million.

(6)   Excluding the $1.2 million pre-tax SG&A benefit, adjusted earnings for the second quarter of 2005 was $5.5 million or $0.23 per share.